Exhibit 99.1

Sterion Incorporated Reports Fiscal 2003 and Fourth Quarter Results

MINNEAPOLIS, December 16, 2003/PRNewswire-FirstCall/--Sterion Incorporated (Nasdaq: STEN), a Minneapolis-based medical products company today reported its results for the fiscal year ended September 30, 2003.   Sales for the 2003 fiscal year were $9,023,956 compared with sales of $9,574,660, for the year ended September 30, 2002.  Sales for the fourth quarter ended September 30, 2003 were $2,057,368, a decrease of 13.2 percent from $2,371,236 for the same period last year.

Net income for the year ended September 30, 2003 was $21,550, or $.01 per diluted share, compared to $80,731 in the year earlier period, or $.04 per diluted share.  The year ended September 30, 2003 includes a pretax gain on the sale of certain assets of $550,000.  The fourth-quarter’s operating loss was $100,667 compared to a loss of $200,416 in fiscal 2002. The operating loss for the year ended September 30, 2003 was $402,649 compared to income of $191,695 in fiscal 2002. The decrease in net income for the year was in part the result of costs related to the development and introduction of new products, and cost associated with the transition to the contract manufacturing business for the surgical instrument sterilization container line.

Commenting on the results, Kenneth Brimmer, Chairman and CEO noted, “Several initiatives were implemented late in fiscal year 2003 to further reduce costs and enhance revenue. These efforts are expected to result in a return to profitability for the company in fiscal year 2004 prior to determining the net effect of our recent acquisition. Although the financial results for this year were disappointing, the company is pleased with results from investments in manufacturing process improvement.  We are also encouraged by potential associated with important new sales initiatives, and the continued benefits of cost reduction efforts. We expect further improvement from these efforts in 2004 as we continue our improvement efforts with a particular focus on supply-chain and inventory management. In addition, although the transition to a contract manufacturing business for the instrument sterilization container business adversely impacted results for the second half of 2003, we are tracking to significantly exceed our expectations for this business in the current period. We now anticipate contract manufacturing will provide a much better than originally planned contribution to our current fiscal year. We also see results from private-label products continuing to grow in 2004. Our core product line remains stable and sales in this business segment will benefit in 2004 from ongoing implementation of several new committed customer contracts. The second quarter of fiscal year 2004 will bring the full introduction of our expanded wound drainage line of products. Based on our expected results from these initiatives, we currently see improved operating results for our existing businesses in 2004”.

In November 2003 the Company’s newly formed subsidiary, LifeSafe Services, Inc., (“LifeSafe”) purchased substantially all of the assets and assumed certain liabilities of SOS International, Inc.  LifeSafe provides a variety of services to a base of over 4,000 long-time customers including leasing and servicing of emergency oxygen tanks, sale and servicing of Automatic External Defibrillators and related training programs.  LifeSafe is expected to contribute more than $2.5 million in revenue to 2004 results and is expected to be significantly accretive to 2004 operating cash flow.

Sterion Incorporated, headquartered in Minnesota, develops, manufactures, assembles and markets single-use disposable medical supplies and medical and surgical devices.  Principal medical products include silicone surgical loops, silicone and fabric surgical clamp covers, surgical instrument protection guards, suture aid booties, surgical instrument identification sheet and roll tape, surgical instrument cleaning brushes and various holders and organizers for surgical instruments used in the operating room.  The company's surgical wound drainage products offer innovative solutions to surgical wound care. The company’s contract manufacturing business manufactures a proprietary line of surgical instrument sterilization containers and related disposable supplies which are used by hospitals, surgical centers and clinics worldwide.  The company’s LifeSafe Services, Inc. subsidiary provides a variety of services including leasing and servicing of emergency oxygen tanks, sale and servicing of Automatic External Defibrillators and related training programs.

Sterion Incorporated common stock is traded on the Nasdaq SmallCap Market under the symbol STEN.  More information about Sterion is available at the Company's website: www.sterion.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Sterion cautions that these statements are subject to substantial risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements and should not be relied upon by investors when making an investment decision.  For further discussion of these and other risks and uncertainties, individuals should refer to the Company's SEC filings, including annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not undertake an obligation to update forward-looking statements.

Sterion Incorporated and subsidiaries

Condensed Consolidated Statements of Operations

(audited)

	Three Months Ended		Year Ended
	Sept. 30,		Sept. 30,
	2003	2002	2003	2002
Net sales	$2,057,368	$2,371,236	$9,023,956	$9,574,660
Cost of goods sold	1,267,414	1,419,622	5,366,774	4,673,760
Gross profit	789,954	951,614	3,657,182	4,900,990
Selling, general and
administrative expenses	890,621	1,152,030	4,059,831	4,709,205
Operating income	(100,667)	(200,416)	(402,649)	191,695
Interest expense	(25,200)	(33,709)	(120,162)	(135,423)
Other income	4,517	2,556	7,461	75,459
Gain on sale of assets	0	0	550,000	0
Income Before Taxes	$(121,350)	$(231,569)	$ 34,650	$ 131,731
Provision for (Benefit
from)Income Tax	(55,100)	(68,840)	13,100	51,000
Net Income (Loss)	$ (66,250)	$(162,729)	$ 21,550	$ 80,731

Net Income (loss)per share:
Basic	$(.04)	$(.09)	$.01	$.05
Diluted	$(.04)	$(.09)	$.01	$.04
Weighted average
shares outstanding:
Basic	1,729,561	1,769,074	1,729,585	1,754,572
Diluted	1,729,561	1,769,074	1,818,868	2,055,306

Sterion Incorporated and subsidiaries

Condensed Consolidated Balance Sheets

	Sept.30, 2003	Sept. 30, 2002
	(audited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$1,762,819	$ 591,263
Accounts receivable and other receivables, net	996,229	1,395,262
Inventory, net	3,176,910	3,147,076
Other current assets	412,901	384,783
Total current assets	6,348,859	5,518,384
Property and equipment, net	1,568,847	2,212,602
Other assets	515,895	1,391,332
Total assets	$8,433,601	$9,122,318

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$1,150,670	$1,807,556
Long-term obligations, less current maturities	1,236,933	1,346,070
Deferred Taxes	44,000	65,000
Deferred Compensation	(74,877)	(116,109)
Shareholders' equity	6,076,875	6,019,801
Total liabilities and shareholders' equity	$8,433,601	$9,122,318